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                    UNITED STATES                                  OMB APPROVAL
         SECURITIES AND EXCHANGE COMMISSION               OMB Number: 3235-0058
               Washington, D.C.  20549                   Expires: June 30, 1994
                                                       Estimated average burden
                       FORM 12b-25                    hours per response...2.50

                NOTIFICATION OF LATE FILING                      SEC FILE NUMBER
                                                                     1-9208
								 CUSIP NUMBER
(Check One):  X  Form 10-K       Form 20-F       Form 11-K       674448 10 5
	     ---              ---             ---                674448 AA 3
	        Form 10-Q        Form N-SAR                      674448 AB 1
	     ---              ---                                674448 AC 9

            For Period Ended:  June 30, 1994
            [  ] Transition Report on Form 10-K
            [  ] Transition Report on Form 20-F
            [  ] Transition Report on Form 11-K
            [  ] Transition Report on Form 10-Q
            [  ] Transition Report on Form N-SAR
            For the Transition Period Ended:
					    ----------------------------------

        Read Instruction (on back page) Before Preparing Form. Please Print or Type.
        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                  N/A
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PART I - REGISTRANT INFORMATION

O'Brien Environmental Energy, Inc.
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Full Name of Registrant

O'Brien Energy Systems, Inc.
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Former Name if Applicable

225 South Eighth Street
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Address of Principal Executive Office (Street and Number)

Philadelphia, Pennsylvania  19106
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City, State and Zip Code

PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      X     (a)   The reasons described in reasonable detail in Part
     ---          III of this form could not be eliminated without
                  unreasonable effort or expense;
      X     (b)   The subject annual report, semi-annual report,
     ---          transition report on Form 10-K, Form 20-F, 11-K,
                  Form N-SAR, or portion thereof, will be filed on or
                  before the fifteenth calendar day following the
                  prescribed due date; or the subject quarterly
                  report of transition report on Form 10-Q, or
                  portion thereof will be filed on or before the
                  fifth calendar day following the prescribed due
      X           date; and
     ---    (c)   The accountant's statement or other exhibit
                  required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra
Sheets if Needed)

The Company's auditors, Coopers & Lybrand, have not yet completed their review of the audit documentation and financial statement presentations. The statement of Coopers & Lybrand is attached hereto.

<Page 2>

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Ronald R. Rominiecki
Vice President/Finance and Chief
  Financial Officer                       215                627-5500
- --------------------------------    -----------------      -----------------
   (Name and Title)         		(Area Code)        (Telephone Number)

(2)   Have all other periodic reports required under Section 13 or
      15(d) of the Securities Exchange Act of 1934 or Section 30 of
      the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?  If answer is no, identify report(s).
                                                                   Yes    X  No
      1993 Proxy Statement      				---      ---
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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be
      included in the subject report or portion thereof?
                                                                   Yes    X  No
								---      ---

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      O'BRIEN ENVIRONMENTAL ENERGY, INC.
		-----------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September  29, 1994         By:/s/Ronald R. Rominiecki
      -------------------            ----------------------------------------
				     Vice President/Finance and Chief
				       Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
- -----------------------------------         ---------------------------------
       Intentional misstatements or omissions of fact constitute Federal

Criminal Violations (See 18 U.S.C. 1001).
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                             GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities
      Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4.    Amendments to the notifications must also be filed on form
      12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.